Exhibit 10.2

Execution Copy

MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT (this “Management Agreement”) is dated as of August 10, 2007 and entered into by and between Net Lease Strategic Assets Fund L.P., a Delaware limited partnership (the “Partnership”), and Lexington Realty Advisors, Inc., a Delaware corporation (the “Asset Manager”).

WHEREAS, the Partnership owns or will own net-leased real estate assets in the United States of America (collectively, the “Qualified Assets”); and

WHEREAS, the Partnership desires to have the Asset Manager undertake the duties and responsibilities hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the Partnership and the Asset Manager agree as follows:

1.           Definitions.  Unless otherwise defined herein, capitalized terms used in this Management Agreement shall have the meanings ascribed to such terms in that certain Limited Partnership Agreement of the Partnership dated as of even date herewith among The Lexington Master Limited Partnership, a Delaware limited partnership (“LMLP”), as a limited partner of the Partnership, LMLP GP LLC, a Delaware limited liability company (“LMLP GP”, and together with LMLP, collectively, the “LMLP Partners”), as a general partner of the Partnership, Inland American (Net Lease) Sub, LLC, a Delaware limited liability company (“Inland”), as a limited partner of the Partnership (as such limited partnership agreement may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Partnership Agreement”).

2.           Obligations of the Asset Manager.  The Asset Manager shall perform on behalf of the Partnership those duties and responsibilities of the General Partner in respect of the evaluation of Proposed Qualified Assets and the acquisition of Approved Qualified Assets as contemplated by Section 3.6 of the Partnership Agreement, and in respect of the management of the Qualified Assets that may be delegated to the Asset Manager pursuant to Section 3.1(c) of the Partnership Agreement.  With respect to the management of the Qualified Assets, the Asset Manager shall perform the duties and responsibilities described in Appendix 1 attached hereto and made a part hereof.  In performing its duties and responsibilities, the Asset Manager shall not, and shall have no power or authority to, (i) bind the Partnership, or to enter into any contract or other agreement in the name of or on behalf of the Partnership, unless specifically authorized in writing to do so by the Partnership, (ii) amend, cancel or alter any of the organizational documents of the Partnership, or (iii) do any act not authorized pursuant to this Management Agreement, unless specifically authorized to do so in writing by the Partnership or specifically authorized to do so by the Partnership Agreement.

3.           No Partnership or Joint Venture.  The Partnership and the Asset Manager are not partners or joint venturers with each other and the terms of this Management Agreement shall not be construed so as to make them such partners or joint venturers or impose any liability as such on either of them.

4.           Limitation on the Asset Manager’s Liability.  The Asset Manager and its directors, officers and employees shall not be liable, responsible or accountable in damages or otherwise to the Partnership or either Partner for (a) any loss or liability arising out of any act or omission by the Asset Manager so long as any such act or omission did not constitute (i) a breach of this Management Agreement or of the Partnership Agreement and, if capable of cure, is not cured within fifteen (15) days after notice thereof is delivered to the Asset Manager by the Partnership, (ii) gross negligence or willful misconduct or (iii) fraud or bad faith on the part of the Asset Manager or (b) any acts or omissions by third parties selected by the Asset Manager in good faith and with reasonable care to perform services for the Partnership.

5.           Partnership’s Professional Services.  The Partnership may independently retain legal counsel and accountants to provide such legal and accounting advice and services as the Partnership shall deem necessary or appropriate.

6.           Expenses of the Asset Manager and the Partnership.

(a)           The Asset Manager shall pay, without reimbursement by the Partnership (i) the salaries of all of its officers and regular employees and all employment expenses related thereto, (ii) general overhead expenses, (iii) record-keeping expenses, (iv) the costs of the office space and facilities which it requires, (v) the costs of such office space and facilities as the Partnership reasonably requires, (vi) all out of pocket costs and expenses incurred in connection with the management of the Qualified Assets and the Partnership (other than reasonable and customary costs and expenses of Third Parties retained in connection with the management of the Qualified Assets and the Partnership) and (vii) costs and expenses relating to Acquisition Activities as set forth in and limited by Section 3.6(f) of the Agreement.

(b)           The Asset Manager shall either pay directly from a Partnership account or pay from its own account and be reimbursed by the Partnership for the following Partnership costs and expenses that are incurred by the Partnership or by the Asset Manager in the performance of its duties under this Management Agreement or the Partnership Agreement:

(i)           Permitted Expenses;

(ii)           subject to Section 3.6(f) of the Partnership Agreement, all reasonable and customary costs and expenses relating to Third Parties retained in connection with a Proposed Qualified Asset or an Approved Qualified Asset as provided in Section 3.6(f) of the Partnership Agreement.

The Asset Manager shall not pay or be reimbursed by the Partnership for any other cost or expense.
(c)           Except as expressly otherwise provided in this Management Agreement or the Partnership Agreement, the Partnership shall directly pay all of its own expenses, and without limiting the generality of the foregoing, it is specifically agreed that the following expenses shall be borne directly by the Partnership and not be paid by the Asset Manager:

(i)           interest, principal or any other cost of money borrowed by the Partnership;

(ii)           fees and expenses paid to independent contractors, appraisers, consultants and other agents retained by or on behalf of the Partnership and expenses directly connected with the financing, refinancing and disposition of real estate interests or other assets (including insurance premiums, legal services, brokerage and sales commissions, maintenance, repair and improvement costs and expenses related to the Qualified Assets); and

(iii)           insurance as required by the Partnership.

7.           Indemnification by the Partnership. The Partnership shall indemnify, defend and hold harmless the Asset Manager and its directors, officers and employees (the “Asset Manager Indemnitees”) by reason of any act or omission or alleged act or omission arising out of the Asset Manager’s activities as the Asset Manager on behalf of the Partnership, against personal liability, claims, losses, damages and expenses for which the Asset Manager Indemnitees have not otherwise been reimbursed by insurance proceeds or otherwise (including attorneys’ fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by the Asset Manager Indemnitees in connection with such action, suit or proceeding and any appeal therefrom, unless the Asset Manager Indemnitees (A) acted fraudulently, in bad faith or with gross negligence or willful misconduct or (B) by such act or failure to act breached any covenant contained in this Management Agreement and, if capable of cure, is not cured within fifteen (15) days after notice thereof from the Partnership.  The indemnification provided under this Section 7 shall (x) be in addition to, and shall not limit or diminish, the coverage of the Asset Manager under any insurance maintained by the Partnership and (y) apply to any legal action, suit or proceeding commenced by a Partner or in the right of a Partner or the Partnership. The indemnification provided under this Section 7 shall be a contract right and shall include the right to be reimbursed for reasonable expenses incurred by the Asset Manager within thirty (30) days after such expenses are incurred.

8.           Terms and Termination.  This Management Agreement shall remain in force until terminated in accordance herewith.  This Management Agreement may be terminated by the Partnership at any time and for any reason immediately upon written notice of termination from the Partnership to the Asset Manager.  This Management Agreement shall automatically expire upon (i) the removal of LMLP GP as the General Partner of the Partnership or (ii) the completion of dissolution or winding up of the Partnership pursuant to Section 9.2 of the Partnership Agreement.  This Management Agreement shall also terminate upon any of the following:

(a)           The Asset Manager shall be adjudged bankrupt or insolvent by a court of competent jurisdiction or an order shall be made by a court of competent jurisdiction for the appointment of a receiver, liquidator or trustee of the Asset Manager or of all or substantially all of its assets by reason of the foregoing, or approving any petition filed against the Asset Manager for reorganization, and such adjudication or order shall remain in force and unstayed for a period of 30 days.

(b)           The Asset Manager shall institute proceedings for voluntary bankruptcy or shall file a petition seeking reorganization under the Federal Bankruptcy Code, for relief under any law for relief of debtors, or shall consent to the appointment of a receiver for itself or for all or substantially all of its assets, or shall make a general assignment for the benefit of its creditors, or shall admit in writing its inability to pay its debts generally as they become due.

(c)           With respect to any Qualified Asset, upon the sale or disposition thereof.

9.           Action Upon Termination.  After the expiration or termination of this Management Agreement, the Asset Manager shall:

(a)           Promptly pay to the Partnership or any person legally entitled thereto all monies collected and held for the account of the Partnership pursuant to this Management Agreement, after deducting any compensation and reimbursement for its expenses which it is then entitled to receive pursuant to the terms of this Management Agreement.

(b)           Within 90 days deliver to the Partnership a full account, including a statement showing all amounts collected by the Asset Manager and a statement of all monies disbursed by it, covering the period following the date of the last accounting furnished to the Partnership.

(c)           Within ten (10) days deliver to the Partnership all assets and documents of the Partnership then in the custody of the Asset Manager.

Upon termination of this Management Agreement, the Asset Manager shall be entitled to receive payment for any expenses and fees (including without limitation the Property Management Fee and the Partnership Management Fee which shall be prorated on a daily basis) as to which at the time of termination it has not yet received payment or reimbursement, as applicable, pursuant to Section 6 and Section 10 hereof, less any damages to the Partnership caused by the Asset Manager.

10.           Management Fees.

(a)           Property Management Fee.  For all services hereunder (including leasing and leasing supervision), the Partnership shall pay to the Asset Manager (or its designee) an annual Property Management Fee (“Property Management Fee”) equal to the sum of (x) three percent (3%) of actual gross revenues for the fiscal year (or applicable portion thereof) derived from Qualified Assets, provided the lease encumbering the Qualified Asset provides for full recovery of the Property Management Fee from the tenant (“Gross Revenues”), plus (y) on Qualified Assets where the lease does not provide for full recovery of the Property Management Fee from the tenant, the amount recoverable for the fiscal year (or applicable portion thereof) from the tenants of such Qualified Assets for property management expenses under such leases (“Recoverable Amounts”), payable monthly.

(b)           Partnership Management Fee.  The Partnership shall pay to the Asset Manager an annual Partnership Management Fee (“Partnership Management Fee”) equal to Inland’s Percentage Interest multiplied by three hundred seventy five thousandths of a percent (0.375%) of the Equity Capital for a fiscal year (pro rated for partial years), payable monthly and adjusted as provided herein.  Within thirty (30) days of the Partnership’s receipt of the annual reports described in Section 4.3 of the Partnership Agreement for a fiscal year, the Asset Manager shall provide to the Partnership a written statement of reconciliation setting forth (x) the Equity Capital for such fiscal year (or partial year) and the Partnership Management Fee payable to the Asset Manager in connection therewith, pursuant to this Agreement, (y) the Partnership Management Fee already paid by the Partnership to the Asset Manager during such fiscal year (or partial year), and (z) either the amount owed to the Asset Manager by the Partnership (which shall be the excess, if any, of the Partnership Management Fee payable to the Asset Manager for such fiscal year (or partial year) pursuant to this Agreement over the Partnership Management Fee actually paid by the Partnership to the Asset Manager for such fiscal year (or partial year)) or the amount owed to the Partnership by the Asset Manager (which shall be the excess, if any, of the Partnership Management Fee actually paid by the Partnership to the Asset Manager for such fiscal year (or partial year) over the Partnership Management Fee payable to the Asset Manager for such fiscal year pursuant to this Agreement).  The Asset Manager or the Partnership, as the case may be, shall pay to the other the amount owed pursuant to clause (z) above within five (5) Business Days of the receipt by Inland of the written statement of reconciliation described in this Section 10.

(c)           Acquisition Fees.  Upon the acquisition of any Approved Qualified Asset by the Partnership or by an SP Subsidiary (including any Approved Qualified Asset contributed in whole or in part by LMLP to the Partnership), Inland shall pay the Asset Manager an acquisition fee equal to the sum of the gross purchase price of such acquired Approved Qualified Asset multiplied by 0.425%.

11.           Assignment.  The Asset Manager may not assign or delegate any of its rights or obligations hereunder, except the Asset Manager may assign or delegate any of its rights or obligations hereunder to Lexington Contributions Inc., a Delaware corporation.

12.           Notices.  Unless otherwise specifically provided herein, any notice or other communication required herein shall be given in accordance with the Partnership Agreement.

13.           Amendments and Waivers.  No amendment, modification, termination or waiver of any provision of this Management Agreement shall in any event be effective without the written concurrence of the Partnership.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

14.           Governing Law.  THIS MANAGEMENT AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

15.           Entire Agreement.  This Management Agreement embodies the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, written and oral, relating to the subject matter hereof.

16.           Severability.  In case any provision in or obligation under this Management Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

17.           No Waiver, etc.  No waiver by the Partnership of any default hereunder shall be effective unless such waiver is in writing and executed by the Partnership nor shall any such written waiver operate as a waiver of any other default or of the same default on a subsequent occasion.  Furthermore, the Partnership shall not, by any act, delay, omission or otherwise, be deemed to have waived any of its rights, privileges and/or remedies hereunder, and the failure or forbearance of the Partnership on one occasion shall not prejudice or be deemed or considered to have prejudiced its right to demand such compliance on any other occasion.

18.           No Third Party Beneficiary.  The Asset Manager is not a third party beneficiary of the Partnership Agreement and shall have no rights or remedies thereunder, and the parties to the Partnership Agreement can amend, modify or terminate the Partnership Agreement at any time without the Asset Manager’s consent and without any liability to the Asset Manager.

19.           Jurisdiction; Venue. Each party hereto hereby irrevocably and unconditionally (a) agrees that any action, suit or other legal proceeding brought in connection with or relating to this Agreement or any matter contemplated hereby shall be brought exclusively in a court of competent jurisdiction located in New Castle County, Delaware, whether a state or federal court, and shall not be brought in any court or forum outside New Castle County, Delaware; (b) consents and submits to, and agrees that it will not assert (by way of motion, as a defense or otherwise) that it is not subject to, personal jurisdiction in connection with any such action, suit or proceeding in any such court; and (c) waives to the fullest extent permitted by law, and agrees that it will not assert (by way of motion, as a defense or otherwise), any claim that the laying of venue of any such action, suit or proceeding in any such court is improper or that any such action, suit or proceeding brought in any such court was brought in an inconvenient forum or should be stayed by reason of the pendency of some other action, suit or other legal proceeding in a court or forum other than any such court.

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IN WITNESS WHEREOF, the parties hereto have caused this Management Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

PARTNERSHIP	NET LEASE STRATEGIC ASSETS FUND L.P., a Delaware limited partnership

	By:	LMLP GP LLC, a Delaware limited liability company, the general partn

	By:	/s/ T. Wilson Eglin
Name: T. Wilson Eglin
Title: President

ASSET MANAGER	LEXINGTON REALTY ADVISORS, INC.

	By:	/s/ T. Wilson Eglin
Name: T. Wilson Eglin
Title: President

Solely with respect to Section 10(c):

INLAND AMERICAN (NET LEASE) SUB, LLC By: Inland American Real Estate Trust, Inc.

By:	/s/ T. Lori Foust
Name: Lori Foust
Its: Treasurer

The undersigned hereby unconditionally and irrevocably guarantees the obligations of Inland American (Net Lease) Sub, LLC under Section 10(c):

INLAND AMERICAN REAL ESTATE TRUST, INC.

By:	/s/ T. Lori Foust
Name: Lori Foust
Its: Treasurer

APPENDIX 1

PROPERTY MANAGEMENT RESPONSIBILITIES

The Asset Manager shall perform its duties and obligations under Section 2 of the Management Agreement with respect to the management of the Qualified Assets in accordance with the following standards:

1.           Management of the Qualified Assets.  Asset Manager shall devote its commercially reasonable efforts, consistent with first class professional management, to manage the Qualified Assets, and shall perform its duties with respect thereto under the Management Agreement in accordance with the Partnership Agreement and Annual Plan and in a reasonable, diligent and careful manner so as to manage and supervise the operation, maintenance, leasing and servicing of each Qualified Asset in a manner that is comparable to similar properties in the market area in which such Qualified Asset is located.  The services of Asset Manager hereunder are to be of a scope and quality not less than those generally performed by professional managers of other similarly situated properties in the market area in which each Qualified Asset is located.  Asset Manager shall make available to the Partnership the full benefit of the judgment, experience and advice of the members of Asset Manager’s organization and staff with respect to the policies to be pursued by the Partnership and will perform such services as may be requested by the Partnership within the scope of the Management Agreement in operating, maintaining, leasing, and servicing each Qualified Asset.

2.           Specific Duties of Asset Manager.  Without limiting the duties and obligations of Asset Manager under any other provisions of the Management Agreement, Asset Manager shall have the following duties and perform the following services with respect to management of the Qualified Assets:

2.1           Repairs and Maintenance.  In accordance with and subject to the Partnership Agreement and the Annual Plan, Asset Manager shall cause to be made, or ensure that the tenant makes, all repairs and shall cause to be performed, or ensure that the tenant performs, all maintenance on the buildings, appurtenances and grounds of each Qualified Asset as are required to maintain each Qualified Asset in such condition and repair (and in compliance with applicable codes) that is comparable to similarly situated properties in the market area in which such Qualified Asset is located, and such other repairs as may be required to be made under the leases governing each Qualified Asset. Asset Manager shall to the extent it deems necessary arrange for periodic inspections of the Qualified Assets by independent contractors.

2.2           Leasing Supervision Activities.

(a)           Leasing Supervision.  Asset Manager shall supervise all leasing activities, for the purpose of leasing the available space in the Qualified Assets to tenants upon such terms and conditions as shall be consistent with the Partnership Agreement and the Annual Plan.

(b)           Generally.  In the performance of Asset Manager’s duties under this Section 2.2, Asset Manager shall (i) develop and coordinate advertising, marketing and leasing plans for space at each Qualified Asset that is vacant or anticipated to become vacant; (ii) cooperate and communicate with leasing specialists, consultants and third-party brokers in the market, and solicit their assistance with respect to new tenant procurement; and (iii) notify the Partnership in writing of all offers for tenancy at each Qualified Asset which Asset Manager believes are made in good faith, including the identification and fee schedules of procuring brokers, if any.

(c)           Negotiation of Leases.  Asset Manager shall negotiate all tenant leases, extensions, expansions and other amendments and related documentation on the Partnership’s behalf in accordance with the Partnership Agreement and  the Annual Plan. All such documentation shall be prepared at the Partnership’s expense by counsel acceptable to or designated by the Partnership, and shall be executed by the Partnership. The terms of all such documentation are to be approved by the Partnership pursuant to such reasonable procedures as may be requested by the Partnership from time to time. Notwithstanding the foregoing, (x) Asset Manager shall not, for any reason, have the power or authority to execute any such documentation on behalf of the Partnership or otherwise bind the Partnership without the Partnership’s prior written consent, and (y) the Partnership reserves the right to deal with any prospective tenant to procure any such lease, extension, expansion or other amendment or related documentation.

(d)           Third Party Brokers.  Asset Manager shall encourage third-party real estate brokers to secure tenants for the Qualified Assets, and periodically notify such brokers of the spaces within the Qualified Assets that are available for lease.

(e)           Compensation for Third-Party Brokers.  Asset Manager shall negotiate and enter into on behalf of the Partnership a commission agreement with third party brokers providing for a leasing commission to be paid at prevailing market rates, subject to prevailing market terms and conditions. Such leasing commission shall be paid by the Partnership.

2.3           Rents, Billings and Collections.  Asset Manager shall be responsible for the monthly billing of rents and all other charges due from tenants to the Partnership with respect to each Qualified Asset.  Asset Manager shall use its commercially reasonable efforts to collect all such rents and other charges when due. Asset Manager shall notify the Partnership of all tenant defaults as soon as reasonably practicable after occurrence, and shall provide the Partnership with Asset Manager’s best judgment of the appropriate course of action in remedying such tenant defaults.

2.4           Obligations Under Leases. Asset Manager shall supervise and use its commercially reasonable efforts to cause the Partnership to perform and comply, duly and punctually, with all of the obligations required  to be performed or complied with by the Partnership under all leases and all laws, statutes, ordinances, rules, permits and certificates of occupancy relating to the operation, leasing, maintenance and servicing of the Qualified Assets, including, without limitation, the timely payment by the Partnership of all sums required to be paid thereunder.

2.5           The Partnership’s Insurance.  The Asset Manager shall cause to be placed and kept in force all forms of insurance required by the Partnership Agreement and the Annual Plan or required by any mortgage, deed of trust or other security agreement covering all or any part of any Qualified Asset.  The Asset Manager is to be named as an additional insured on the general liability policies in its capacity as managing agent. All such insurance coverage shall be placed through insurance companies and brokers selected or approved by the Partnership, with limits, values and deductibles established by the Partnership and with such beneficial interests appearing therein as shall be acceptable to the Partnership and otherwise be in conformity with the requirements of the Partnership Agreement and the Annual Plan.  Should the Partnership elect to place such insurance coverage directly, the Asset Manager shall be named as an additional insured on the general liability policies in its capacity as managing agent and the Partnership will provide the Asset Manager with a certificate of insurance evidencing such coverage. The Asset Manager shall duly and punctually pay on behalf of the Partnership with funds provided by the Partnership all premiums with respect thereto, prior to the time the policy would lapse due to nonpayment. If any lease requires that a tenant maintain any insurance coverage, the Asset Manager shall use its commercially reasonable efforts to obtain insurance certificates annually, or more frequently, as required pursuant to the applicable leases, from each such tenant and review the certificates for compliance with the lease terms. If any lease requires the Partnership to provide insurance certificates to tenants thereunder, the Asset Manager shall obtain such insurance certificates from the Partnership, review the certificates for compliance with the lease terms, and provide a copy thereof to tenants in accordance with their respective leases.  The Asset Manager shall promptly investigate and make a full and timely written report to the insurance broker, with a copy to the Partnership, as to all accidents, claims or damage of which the Asset Manager has knowledge relating to the operation and maintenance of each Qualified Asset, any damage or destruction to each Qualified Asset, and the estimated cost of repair thereof, and shall prepare any and all reports required by any insurance company in connection therewith.  All such reports shall be filed timely with the insurance broker as required under the terms of the insurance policy involved.  The Asset Manager shall have no right to settle, compromise or otherwise dispose of any claims, demands or liabilities, whether or not covered by insurance, without the prior written consent of the Partnership, which consent may be withheld by the Partnership in its sole discretion.

2.6           Insurance.

(a)           The Asset Manager or the General Partner or LMLP will obtain and maintain on the Asset Manager’s behalf, at the Asset Manager’s or the General Partner’s or LMLP’s expense, the following insurance:

(i)             Commercial Liability Insurance (Primary) written on an occurrence form is to have limits of not less than One Million Dollars ($1,000,000) per occurrence with a per location Aggregate of not less than Two Million Dollars ($2,000,000) (i.e. $1,000,000/$2,000,000). In addition to the stipulations outlined above, the insurance policy is to include coverage for Contractual Liability, Products-Completed Operations, Personal & Advertising Injury and will also cover injury to subcontractor's officers, employees, agents, subcontractors, invitees and guests and their personal property. The Partnership is to be endorsed as an additional insured on the Asset Manager's policy and such insurance will be endorsed as primary and non-contributory with any other insurance available to Partnership.

(ii)             Professional Liability insurance covering acts, errors or omissions of the Asset Manager shall be maintained with limits of not less than Two Million Dollars ($2,000,000) per occurrence. Coverage extensions shall include Blanket Contractual Liability. When policies are renewed or replaced, the policy retroactive date must coincide with the original inception date of the managers executed contract. A claims-made policy, which is not renewed or replaced, must have an extended reporting period of not less than two (2) years.

(iii)             When any motor vehicles (owned, non-owned or hired) are used in connection with the services to be performed, the Asset Manager shall provide Comprehensive Automobile Liability Insurance with limits of not less than One Million Dollars ($1,000,000) per occurrence CSL, for bodily injury and property damage. The Partnership is to be endorsed as an additional insured on the Asset Manager's policy and such insurance will be endorsed as primary and non-contributory with any other insurance available to the Partnership.

(iv)             Umbrella Liability coverage, if applicable, is to follow the form of the Primary Insurance requirements outlined above.

(v)             Workers Compensation and Occupational Disease Insurance in accordance with the laws of the State of Illinois covering employees, directors, officers, commissioners and volunteers. Employer's Liability in an amount of not less than $1 MM/$1 MM/$1 MM.

(vi)             The Asset Manager shall provide Blanket Crime coverage covering all persons liable under this Agreement, against loss by dishonesty, robbery, burglary, theft, destruction or disappearance, computer fraud, credit card forgery and other related crime risks. The policy limit shall be written to cover losses in the amount of the maximum monies collected, received and/or in the Asset Manager's care at any given time.

(vii)             When negligent, the Asset Manager shall be responsible for all loss or damage to Partnership’s property at replacement cost.

(viii)             Any and all deductibles or self-insured retentions on referenced insurance coverages shall be borne by the Asset Manager.

(ix)             All insurance carriers used by the Asset Manager must be licensed to conduct business in the State of New York and shall have a BEST Rating of not less than an "A". Proof of this coverage(s) is to be forwarded to the Partnership (with a copy to each Partner) in the form of a properly executed Certificate of Insurance.

(b)           The Asset Manager shall require all subcontractors to carry, at a minimum, the following insurance, or the Asset Manager may provide the coverage for any or all of its subcontractors. The insurance carriers used must be licensed to conduct business in the State of New York and shall have a BEST Rating of not less than an "A".  Required Subcontractor Insurance Coverages are as follows:

(i)           Workers Compensation and Occupational Disease Insurance shall be in accordance with the laws of the State of Illinois along with Employer's Liability in an amount of not less than $500,000/$500,000/$500,000.

(ii)           Commercial Liability Insurance (Primary) written on an occurrence form is to have limits of not less than One Million Dollars ($1,000,000) per occurrence with a per location Aggregate of not less than Two Million Dollars ($2,000,000) (i.e. $1,000,000/$2,000,000). In addition to the stipulations outlined above, the insurance policy is to include coverage for Contractual Liability, Products-Completed Operations, Personal & Advertising Injury and will also cover injury to subcontractor's officers, employees, agents, subcontractors, invitees and guests and their personal property. The Partnership is to be endorsed as an additional insured on the subcontractor's policy and such insurance will be endorsed as primary and non-contributory with any other insurance available to Partnership.

(iii)           When any motor vehicles (owned, non-owned and hired) are used in connection with the services to be performed, the subcontractor shall provide Comprehensive Automobile Liability Insurance with limits of not less than One Million Dollars ($1,000,000) per occurrence CSL, for bodily injury and property damage. The Partnership is to be endorsed as an additional insured on the subcontractor's policy and such insurance will be endorsed as primary and non-contributory with any other insurance available to Partnership.

(iv)           When any architects, engineers, construction managers, elevator repair professionals, etc., perform work, Professional Liability insurance covering acts, errors or omissions shall be maintained with limits of not less than Five Million Dollars ($5,000,000) per occurrence is required. Coverage extensions shall include Blanket Contractual Liability. When policies are renewed or replaced, the policy retroactive date must coincide with, or proceed, the start of Services under this Agreement. A claims-made policy, which is not renewed or replaced, must have an extended reporting period of two (2) years.

(v)           When the subcontractor's service agreement requires the handling of funds or valuable papers, the subcontractor shall provide Blanket Crime coverage covering all persons liable under this Agreement, against loss by dishonesty, robbery, burglary, theft, destruction or disappearance, computer fraud, credit card forgery and other related crime risks. The policy limit shall be written to cover losses in the amount of the maximum monies collected, received and/or in the subcontractor's care at any given time.

(vi)           The insurance requirements under this Agreement shall be maintained in a separate Professional Liability Policy or as an adjunct to the General Liability Policy through endorsement. If the coverage is provided through an endorsement to the General Liability Policy a copy of the endorsement must be attached to the certificate. This insurance shall cover third party assault, bodily injury, property damage, damage to property in Subcontractor's care, custody, and control, or personal injury arising out of the Subcontractor's wrongful act(s) in an amount of not less than Five Million Dollars ($5,000,000). Coverage extensions shall include Blanket Contractual Liability and include a Lost Key Coverage Endorsement if the firm will possess keys to the property. When policies are renewed or replaced, the policy retroactive date must coincide with, or precede, start of Services under this Agreement. A Claims-made policy which is not renewed or replaced must have an extended reporting period of two (2) years.

(vii)           The policy must waive any right of recovery they may have against the Partnership because of payments made for injuries or damages arising out of your ongoing operations of "your work" done under a contract with that person or organization.

(viii)                      Umbrella Liability coverage, if applicable, is to follow the form of the Primary Insurance requirements outlined above.

2.7           Compliance with Insurance Policies; Compliance by Tenants with Tenant Leases.  Asset Manager shall use its commercially reasonable efforts to prevent the use of each Qualified Asset for any purpose that might void any policy of insurance held by the Partnership, or any tenant at each Qualified Asset, that might render any loss insured thereunder uncollectible or that would be in violation of any governmental restriction or the provisions of any lease.  Asset Manager shall use its commercially reasonable efforts to secure full compliance by the tenants with the terms and conditions of their respective leases, including, but not limited to, periodic maintenance of all building systems, including individual tenant’s heating, ventilation and air conditioning systems.

2.8           Tenant Relations.  Asset Manager will maintain reasonable contact with the tenants of the Qualified Assets and keep the Partnership informed of the tenants’ concerns, expansion or contraction plans, changes in occupancy or use, and other matters that could have a material bearing upon the leasing, operation or ownership of each Qualified Asset.

2.9           Compliance with Laws. Asset Manager shall use its commercially reasonable efforts to determine such action that may be necessary, inform the Partnership of action as may be necessary and, when authorized by the Partnership, take such action that may be necessary to cause the Qualified Assets to comply with all current and future laws, rules, regulations, or ordinances affecting the ownership, use or operation of each Qualified Asset; provided,  however, that Asset Manager need not obtain the prior authorization of the Partnership to take action in case of an emergency or any threat to life, safety or property, so long as Asset Manager shall give the Partnership prompt notice of any such action taken.

2.10           Cooperation. Should any claims, demands, suits, or other legal proceedings be made or instituted by any third party against the Partnership that arise out of any matters relating to a Qualified Asset or the Management Agreement or Asset Manager’s performance hereunder, Asset Manager shall promptly give the Partnership all pertinent information and assistance in the defense or other disposition thereof; provided, however, in the event the foregoing requires Asset Manager to incur any expenses beyond the ordinary cost of performing its obligations under the Management Agreement, the Partnership shall pay for any such out-of-pocket costs of which the Partnership has been advised in writing.

2.11           Notice of Complaints, Violations and Fire Damage. Asset Manager shall respond to complaints and requests from tenants within thirty (30) days of Asset Manager’s having received any material complaint made by a tenant or any alleged landlord default under any lease.  Additionally, Asset Manager shall notify the Partnership as soon as is reasonably practical (such notice to be accompanied by copies of supporting documentation) of each of the following:  any notice of any governmental requirements received by Asset Manager; upon becoming aware of any material defect in a Qualified Asset; and upon becoming aware of any fire or other material damage to any Qualified Asset. In the case of any fire or other material damage to a Qualified Asset, Asset Manager shall also notify the Partnership’s insurance broker telephonically, so that an insurance adjuster has an opportunity to view the damage before repairs are started, and complete customary loss reports in connection with fire or other damage to a Qualified Asset.

2.12           Notice of Damages and Suits; Settlement of Claims. Asset Manager shall notify the Partnership’s general liability insurance broker and the Partnership as soon as is reasonably practical of the occurrence of any bodily injury or property damage occurring to or claimed by any tenant or third party on or with respect to a Qualified Asset, and promptly forward to the broker, with copies to the Partnership, any summons, subpoena or other like legal documents served upon Asset Manager relating to actual or alleged potential liability of the Partnership, Asset Manager or a Qualified Asset.  Notwithstanding the foregoing, Asset Manager shall not be authorized to accept service of process on behalf of the Partnership, unless such authority is otherwise imputed by law.  The Asset Manager shall have no right to settle, compromise or otherwise dispose of any claims, demands, or liabilities, whether or not covered by insurance, without the prior written consent of the Partnership, which consent may be withheld by the Partnership in its sole discretion.

2.13           Enforcement of Leases. The Asset Manager shall enforce compliance by tenants with each and all of the terms and provisions of the leases, provided, however, that Asset Manager shall not, without the prior written consent of the Partnership in each instance, which consent may be withheld by the Partnership in its sole discretion, institute legal proceedings in the name of the Partnership to enforce leases, collect income and rent or dispossess tenants or others occupying a Qualified Asset or any portion thereof, or terminate any lease, lock out a tenant, or engage counsel or institute any proceedings for recovery of possession of a Qualified Asset if any such action by the Asset Manager would constitute a Major Decision.

2.14           Environmental.

(a)           Notice. The Asset Manager shall promptly advise the Partnership in writing of any evidence of non-compliance with any Environmental Laws, which Asset Manager is aware of, together with a written report of the nature and of the non-compliance and the potential threat, if any, to the health and safety of persons and/or damage to each Qualified Asset or the property adjacent to or surrounding each Qualified Asset. The Partnership acknowledges that (A) Asset Manager is not an environmental engineer and does not have any special expertise in the Environmental Laws, (B) Asset Manager’s duties under this Section 2.15 are limited to the quality of reasonable commercial care and diligence customarily applied to property managers of triple net leased properties.

(b)           Rights; Limitations. Without limiting any other provision contained herein and subject to Section 2.13, Asset Manager shall use commercially reasonable efforts to enforce the Partnership’s rights under the leases insofar as any tenant’s compliance with Environmental Laws are concerned; provided, however, Asset Manager shall hold in confidence all information bearing on Environmental Laws and hazardous materials, except to the extent expressly instructed otherwise in writing by the Partnership, or except to the extent necessary to protect against the imminent threat to the life and safety of persons and/or damage to a Qualified Asset or damage to the property adjacent to or surrounding such Qualified Asset, or except to the extent such disclosure is required by Environmental Laws, other laws, or court order.

2.15           Monitoring of Tenant Improvements.  The Asset Manager shall monitor the construction and installation of material tenant improvements undertaken by the tenant under any lease and act as the Partnership’s liaison with such tenant’s construction managers and contractors (or other supervisors of a tenant’s build-out).